PROSPECTUS SUPPLEMENT NO. 2                   Filed Pursuant to Rule 424(b)(3)
TO PROSPECTUS DATED AUGUST 23, 2005           Registration No. 333-114791



                          WIZZARD SOFTWARE CORPORATION

                                Supplement No. 2

                                       to

                          Prospectus Dated August 23, 2005


     This Prospectus Supplement No. 2 supplements and amends certain information contained in our Prospectus, dated August 23, 2005, and our Prospectus Supplement No. 1, dated June 14, 2006. This Prospectus Supplement No. 2 should be read in conjunction with, and may not be delivered or utilized without, the Prospectus and Prospectus Supplement No. 1. This Prospectus Supplement No. 2 is qualified by reference to the Prospectus and Prospectus Supplement No. 1, except to the extent that the information in this Prospectus Supplement No. 2 supercedes the information contained in the Prospectus and Prospectus Supplement No. 1.

     The information beginning "Use of Proceeds" on page 3 of the Prospectus is hereby amended to read as follows:

Use of proceeds . . . . . . . . We will not receive any money from the selling stockholders when they sell shares of our common stock; however, we may receive up to $839,793.75 from the exercise of outstanding warrants to acquire shares underlying warrants that are being registered. As of the date of this prospectus, the selling stockholders have exercised and resold a total of 152,500 shares out of the 824,174 shares underlying warrants that were registered with the Securities and Exchange Commission in May, 2004.

     The disclosure under the caption "Use of Proceeds" on page 14 of the Prospectus is hereby amended to read as follows:

                                USE OF PROCEEDS
                                ---------------

     We will not receive any part of the proceeds from sale of our common stock. However, we will receive $839,793.75 if all of the currently outstanding warrants are exercised. As of the date of this prospectus, 152,500 of the 824,174 warrants granted to the selling stockholders and that were registered with the Securities and Exchange Commission on our registration statement on Form SB-2 in May, 2004, had been exercised. Our warrants, of which 671,835 are currently outstanding, are exercisable at a price of $1.25 per share. As of October 26, 2006, the bid price of our common stock was $2.47 per share. For a detailed description of our outstanding warrants, see the Warrant Table under the caption "Description of Securities."

     The first paragraph under the caption "Selling Security Holders" on page 15 of the Prospectus is hereby amended to read as follows:

                              SELLING SECURITY HOLDERS
                              ------------------------

     On January 23, 2004, we closed a Subscription Agreement by which three institutional investors agreed to purchase:

     * a total of 1,648,352 shares of the Company's one mill ($0.001) par value common stock for a total of $1,200,000, or $0.728 per share (the "Shares"); and

     * warrants to purchase an additional 824,174 shares of common stock at a price of $1.55 per share (the "Warrants"). On October 26, 2006, we agreed to reduce the exercise price of the Warrants to $1.25 per share.

     The disclosure under the subheading Warrant Table on page 27 of the Prospectus is hereby amended to read as follows:

                                 Warrant Table
                                 -------------

     The following is a description of our outstanding warrants:

                                                              Per Share
                    Date of                       Number of    Exercise
Holders              Grant        Term             Shares       Price
-------              -----        ----             ------       -----

Alpha Capital        1/23/04     3 years           455,111       $1.25
Aktiengesellschaft

Genesis Microcap     1/23/04     3 years           137,362       $1.25
Inc.

Stonestreet Limited  1/23/04     3 years            79,362       $1.25
Partnership

Alpha Capital         2/8/05      (1)              266,667       $1.50
Aktiengesellschaft

Genesis Microcap      2/8/05      (1)               66,667       $1.50
Inc.

Whalehaven Capital    2/8/05      (1)              133,334       $1.50
Fund Ltd.
Alpha Capital       12/14/05      (2)               81,778       $3.75
Aktiengesellschaft

Genesis Microcap    12/14/05      (2)               20,444       $3.75
Inc.

Whalehaven Capital  12/14/05      (2)               40,889       $3.75
Fund Ltd.

Alpha Capital         5/9/06      (3)              266,667       $2.50
Aktiengesellschaft

Genesis Microcap      5/9/06      (3)               66,667       $2.50
Inc.

Whalehaven Capital    5/9/06      (3)              133,334       $2.50
Fund Ltd.

          (1) These warrants are exercisable until 5:00 p.m. EST on February 8, 2007.

          (2) These warrants are exercisable until 5:00 p.m. EST on December 14, 2006.

          (3) These warrants are exercisable until 5:00 p.m. EST on May 9, 2009.

     INVESTORS IN THE COMMON STOCK SHOULD HAVE THE ABILITY TO LOSE THEIR ENTIRE INVESTMENT SINCE AN INVESTMENT IN THE COMMON STOCK IS SPECULATIVE AND SUBJECT TO MANY RISKS, INCLUDING THE QUESTION AS TO WHETHER WE CAN CONTINUE AS A GOING CONCERN AND OUR HISTORY OF OPERATING LOSSES. SEE SECTION ENTITLED "RISK FACTORS" ON PAGE 4 OF THE PROSPECTUS.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT NO. 2 OR THE ACCOMPANYING PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     The date of this prospectus supplement is October 26, 2006.